EXHIBIT 99.1

SANGAMO BIOSCIENCES’ PARTNER EDWARDS LIFESCIENCES FILES
INVESTIGATIONAL NEW DRUG APPLICATION FOR PHASE I/II  ‘AVENGE’
CLINICAL TRIAL

Trial to Explore Novel Therapeutic To Treat Peripheral Artery Disease

Richmond, Calif. and Irvine, Calif. – February 11, 2004 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) and Edwards Lifesciences Corporation (NYSE: EW) announced today the filing of an investigational new drug application (IND) with the U.S. Food and Drug Administration (FDA) for EW-A-401, a novel therapeutic designed to stimulate the growth of normal blood vessels for the treatment of peripheral artery disease (PAD).

The filing of the IND for the AVENGE trial (Activating Vascular ENdothelial Growth Factor) and other associated milestones trigger  $1,000,000 in milestone payments from Edwards to Sangamo. This is the first IND filed for a therapeutic application of Sangamo’s ZFP technology.

Pending FDA clearance of the IND, the Phase I/II AVENGE trial is scheduled to begin in the first half of 2004.  The trial will be conducted at the Warren Grant Magnusen Clinical Center at the National Institutes of Health (NIH) in Bethesda, MD.  Dr. Robert Lederman, a cardiologist and Investigator at the National Heart, Lung and Blood Institute who studies peripheral artery disease and the application of real-time MRI imaging in novel biological therapeutic cardiovascular interventions, will be the AVENGE trial’s principal investigator.  The trial is designed as a dose escalation study to measure the safety of EW-A-401 in patients with intermittent claudication, the most common form of PAD, which commonly manifests as leg muscle pain during exercise. In addition, the trial will explore the effectiveness of the therapeutic to improve blood flow, walking capacity, and quality of life.

In preclinical animal studies, EW-A-401 has proven effective in stimulating blood vessel growth and increasing blood flow in ischemic limbs.  EW-A-401 is a polymer formulation of a plasmid DNA that encodes a zinc finger DNA-binding protein transcription factor (ZFP TF), designed to upregulate the vascular endothelial growth factor A (VEGF-A) gene.  VEGF-A has been shown to be an important factor for stimulating blood vessel growth.

“This is a significant step for Edwards and for our ZFP Therapeutic angiogenesis program,” said Michael A. Mussallem, Edwards’ chairman and CEO.  “Sangamo’s ZFP TF platform has unique therapeutic advantages that have the potential to provide a significant alternative for many of the more than 8 million Americans suffering from peripheral artery disease, and possibly other forms of advanced cardiovascular disease in the future.”

“As the first human clinical trial of any ZFP TF, the AVENGE trial is an important step for Sangamo BioSciences and for the patients this technology has been designed to help,” said Edward Lanphier, Sangamo’s president and CEO.  “We believe that our approach has significant advantages as it more closely mimics the natural process of vascular development.  Our VEGF ZFP TF is designed to activate a patient’s own VEGF-A gene, stimulate the production of multiple VEGF-A protein isoforms and the growth of histologically and functionally normal blood vessels.”

Peripheral Arterial Disease Affects Between 8 Million and 10 Million Americans

According to the American Heart Association, PAD is estimated to affect between 8 million and 10 million people in the United States, although the condition is often under-diagnosed and undertreated. PAD is caused by blockages to the arteries that supply the legs with blood.  The initial sign of PAD is leg muscle pain during exercise. As the disease progresses, patients can experience leg pain even when resting.

About Edwards Lifesciences

Edwards Lifesciences is a leader in advanced cardiovascular disease treatments and the number-one heart valve company in the world.  Headquartered in Irvine, Calif., Edwards focuses on four main cardiovascular disease states: heart valve disease, coronary artery disease, peripheral vascular disease and congestive heart failure.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Swan-Ganz and Fogarty.  Additional company information can be found at www.edwards.com.

About Sangamo BioSciences

Sangamo BioSciences, Inc is focused on the research and development of novel transcription factors for therapeutic gene regulation and repair. The company’s most advanced therapeutic development program involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on ischemic heart disease, cancer, neuropathic pain, and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of transcription factors known as zinc finger DNA binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and consequently, cell function. Sangamo is also developing sequence-specific ZFP nucleases (ZFNs) for therapeutic gene correction as a treatment and possible cure for a variety of monogenic diseases such as severe combined immunodeficiency, sickle cell anemia and chronic granulatomous disease. For more information about Sangamo, visit the company’s web site at www.sangamo.com or www.expressinglife.com.

This press release contains forward-looking statements regarding Sangamo’s and Edwards’ current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of EW-A-401 development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of EW-A-401. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo or Edwards will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the companies’ operations and business environments. These risks and uncertainties are described more fully in the companies’ Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contact:

For Sangamo BioSciences Inc.	For Edwards Lifesciences Corp.
Elizabeth Wolffe, Ph.D.	Barry Liden
510-970-6000, x271	949-250-5070
Manager, Corporate Communications	Director, Global Communications
ewolffe@sangamo.com

Burns McClellan, Inc.
Tricia Morsch (media)
212-213-0006
Michelle Levine (investors)
415-352-6262

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